Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 26, 2018

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces First Quarter 2018 Operating Highlights

ATLANTA, April 26, 2018 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2018. All numbers reported below for the first quarter of 2018 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about May 9, 2018.

The Bank reported net income of $114 million for the first quarter of 2018, an increase of $39 million from net income of $75 million for the first quarter of 2017. The increase in net income for the first quarter of 2018 was primarily attributable to an increase in interest rates. As of March 31, 2018, the Bank had total assets of $140.5 billion, a decrease of $6.1 billion, or 4.17 percent, from December 31, 2017. The Bank's advances were $91.7 billion as of March 31, 2018, a decrease of $10.7 billion, or 10.5 percent, from December 31, 2017. The decrease in advances was due to maturities that occurred near the end of the first quarter of 2018. The Bank's average advance balance for the first quarter of 2018 was $112.3 billion.

The Bank's retained earnings balance was $2.1 billion as of March 31, 2018, an increase of $49 million, or 2.46 percent, from December 31, 2017. Capital stock was $4.7 billion as of March 31, 2018, a decrease of $406 million, or 7.88 percent, from December 31, 2017.

The Bank's first quarter performance resulted in an annualized return on average equity (ROE) of 6.01 percent as compared to 4.29 percent for the first quarter of 2017. The ROE spread to average three-month LIBOR increased to 408 basis points for the first quarter of 2018, as compared to 322 basis points for the first quarter of 2017. As of March 31, 2018, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2018	As of December 31, 2017
Investments	$47,483	$40,378
Advances	91,733	102,440
Mortgage loans held for portfolio, net	416	435
Total assets	140,460	146,566
Consolidated obligations, net	131,819	137,662
Total capital stock	4,748	5,154
Retained earnings	2,052	2,003
Accumulated other comprehensive income	95	110
Total capital	6,895	7,267
Capital-to-assets ratio (GAAP)	4.91%	4.96%
Capital-to-assets ratio (Regulatory)	4.84%	4.88%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2018	2017
Net interest income (expense)	$135	$(202)
Standby letters of credit fees	6	7
Other income	21	312
Total noninterest expense	35	34
Affordable Housing Program assessments	13	8
Net income	114	75
Return on average assets	0.29%	0.21%
Return on average equity	6.01%	4.29%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's First Quarter 2018 Form 10-Q expected to be filed on or about May 9, 2018 with the SEC.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $5.4 billion in Affordable Housing Program funds, assisting more than 827,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in the Bank’s filings with the SEC, which are available at www.fhlbatl.com and www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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